Total Revenue $932-935 million Subscription Revenue ~$782 million Services Revenue $150-153 million Non-GAAP Operating Income $417-420 million Non-GAAP Fully Diluted Net Income per Share $2.33-2.34 Expect to Meet or Exceed Q3’27 Guidance Guidance issued on August 26, 2026. Our Q3’27 guidance assumed foreign exchange rates stayed near current levels, which reflected an immaterial impact to total revenue and non-GAAP operating income compared to Q3’26. We were not able to provide GAAP targets for operating income and fully diluted net income per share for the third quarter ended October 31, 2026 because of the difficulty of estimating certain items excluded from non-GAAP operating income and non-GAAP fully diluted net income per share that could not be reasonably predicted, such as charges related to stock-based compensation expense. The effect of these excluded items may be significant. Guidance